Exhibit 99

Contact Info:    James A. Marcotte, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5614

Enterprise Bancorp, Inc. Completes its 30th Year and Announces 2018 Net Income of $28.9 Million

LOWELL, Mass., January 24, 2019 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (the "Company" or "Enterprise") (NASDAQ: EBTC), parent of Enterprise Bank, announced net income for the year ended December 31, 2018 of $28.9 million, an increase of $9.5 million compared to the year ended December 31, 2017. Diluted earnings per share were $2.46 for the year ended December 31, 2018, compared to $1.66 for the year ended December 31, 2017. Net income for the three months ended December 31, 2018 amounted to $6.5 million, an increase of $3.8 million compared to the same three-month period in 2017. Diluted earnings per share were $0.55 for the three months ended December 31, 2018, compared to $0.23 for the same three-month period in 2017.

As previously announced on January 15, 2019, the Company declared a quarterly dividend of $0.16 per share to be paid on March 4, 2019 to shareholders of record as of February 11, 2019.

Chief Executive Officer Jack Clancy commented, "The increase in our fourth quarter and full year 2018 earnings compared to 2017 is largely attributable to our continued growth and lower tax expense in 2018 due to the 2017 Tax Cuts and Jobs Act (the "2017 Tax Act"). Total assets and total loans both increased 5% and customer deposits have increased 9% compared to December 31, 2017. The collective efforts and contributions of our dedicated Enterprise team, including active community involvement, relationship building, a customer-focused mindset, and ongoing enhancements to our leading-edge product and service offerings, continue to drive this growth. We are proud to be recognized for the 7th consecutive year on the Boston Globe's Top Places to Work list among large-sized companies in Massachusetts, with our 2018 ranking at number 3. Strategically, our focus is on our long-term success and our goal to be the best and most impactful independent community bank in America. This includes adhering to our mission to serve a higher purpose and make a positive contribution to society. To achieve this, our top priority has been and always will be ongoing investment in our greatest asset: our people. We remain focused on organic growth and continually planning for and investing in our future with an emphasis on people, technology, digital transformation, branch investment, and adding new branch locations."

Founder and Chairman of the Board George Duncan commented, "Thirty years ago, on January 3, 1989, we opened the doors of Enterprise Bank with the simple goal of being a locally-owned commercial bank committed to the success of our customers, communities, shareholders and team members.  Together, we have achieved so much in so many ways.  We now have 24 branch locations, are close to exceeding both $3.0 billion in total assets and $4.0 billion in assets under management and have been profitable every quarter since 1990.  We have been a partner to all our communities and have contributed significantly in both financial and human capital.  Yet, there is still so much to achieve.  Today, as on day one, we remain steadfastly independent and completely and deeply committed to all our stakeholders and the communities in which we operate and I am very confident the next thirty years will be even more special than the first thirty years."

Results of Operations

Net interest income for the year ended December 31, 2018 amounted to $108.8 million, an increase of $11.3 million, or 12%, compared to the year ended December 31, 2017. Net interest income for the three months ended December 31, 2018 amounted to $28.2 million, an increase of $2.2 million, or 8%, compared to the same period in 2017. The increase in net interest income was due largely to loan growth. Average loan balances (including loans held for sale) increased $173.0 million for the year ended December 31, 2018 and $107.8 million for the three months ended December 31, 2018, compared to the same 2017 respective period averages. Tax equivalent net interest margin ("margin") was 3.97% for both the years ended December 31, 2018 and December 31, 2017. Margin was 4.03% for the three months ended December 31, 2018, compared to 4.05% for the three months ended December 31, 2017.

For the years ended December 31, 2018 and December 31, 2017, the provision to the allowance for loan losses amounted to $2.3 million and $1.4 million, respectively. During the three months ended December 31, 2018, there was a reduction to the allowance for loan losses of $400 thousand, compared to a reduction of $200 thousand during the three months ended December 31, 2017.

The primary factor in the increase in the year-to-date provision for loan losses compared to the prior year was an increase in the balance of the allowance for loan losses allocated to impaired and classified loans of $857 thousand for the year ended December 31, 2018, compared to a decrease of $1.4 million during the year ended December 31, 2017. This increase in 2018 was primarily due to credit deterioration of several impaired and classified commercial relationships for which management determined additional provisions were necessary based on review of underlying collateral values, individual business circumstances, and credit metrics. The allowance allocated to general reserves for non-classified loans was relatively flat at December 31, 2018 compared to December 31, 2017, as provisions necessary for loan growth were offset by generally improved economic metrics.
Also affecting the provision for loan losses for the year ended December 31, 2018 compared to the prior year were:

•	Net charge-offs of $1.3 million for the year ended December 31, 2018, compared to net recoveries of $143 thousand for the year ended December 31, 2017.

•	Total non-performing loans as a percentage of total loans amounted to 0.49% at December 31, 2018, compared to 0.40% at December 31, 2017.

•	The ratio of adversely classified loans (substandard, doubtful, loss) to total loans amounted to 1.49% at December 31, 2018, compared to 1.16% at December 31, 2017.

•	Loan growth for the year ended December 31, 2018 was $117.6 million, compared to $247.2 million during the year ended December 31, 2017.

The allowance for loan losses to total loans ratio was 1.42% at December 31, 2018, compared to 1.45% at December 31, 2017.
Non-interest income for the year ended December 31, 2018 amounted to $12.0 million, a decrease of $3.7 million, or 24%, compared to the year ended December 31, 2017. Non-interest income for the three months ended December 31, 2018 amounted to $742 thousand, a decrease of $3.4 million, or 82%, compared to the same quarter in the prior year. Decreases in both quarterly and year-to-date non-interest income compared to the same prior year periods primarily resulted from a December 2018 partial restructure of the bond portfolio undertaken to improve future earnings by selling lower yielding bonds and reinvesting into slightly longer, higher yielding bonds.  The discretionary restructure resulted in realized losses of $2.9 million.
For the year ended December 31, 2018, non-interest expense amounted to $80.9 million, an increase of $4.7 million, or 6%, compared to the year ended December 31, 2017. Non-interest expense for the quarter ended December 31, 2018 amounted to $20.6 million, an increase of $1.5 million, or 8%, compared to the same quarter in the prior year. Increases in both quarterly and year-to-date non-interest expenses over the same periods in the prior year primarily related to the Company's strategic growth and market initiatives, particularly salaries and employee benefits expenses and occupancy and equipment expenses. The year ended December 31, 2018 also included higher advertising and public relations expenses, which included the Company's Celebration of Excellence, a bi-annual community recognition event, in the second quarter of 2018.

The provision for income taxes amounted to $8.8 million for the year ended December 31, 2018, a decrease of $7.4 million, or 46%, compared to the year ended December 31, 2017. The provision for income taxes for the quarter ended December 31, 2018 amounted to $2.2 million, a decrease of $6.3 million, or 74%, compared to the same quarter in the prior year. Decreases in both the quarterly and year-to-date income tax provision compared to the same prior year periods were primarily due to a tax expense adjustment for the Bank's net deferred tax assets in 2017 of $4.8 million and the lower 2018 tax rate, both resulting from the 2017 Tax Act. Partially offsetting these decreases were lower tax benefits from equity compensation deductions in the current year (which amounted to

$302 thousand for the year ended December 31, 2018, compared to $922 thousand for the year ended December 31, 2017) and higher taxable income levels.

Key Financial Highlights

▪
Total assets amounted to $2.96 billion at December 31, 2018, compared to $2.82 billion at December 31, 2017, an increase of $146.8 million, or 5%. Since September 30, 2018, total assets have increased $73.8 million, or 3%.

▪
Total loans amounted to $2.39 billion at December 31, 2018, compared to $2.27 billion at December 31, 2017, an increase of $117.6 million, or 5%. Since September 30, 2018, total loans have increased $77.0 million, or 3%.

▪
Customer deposits (total deposits excluding brokered deposits) were $2.51 billion at December 31, 2018, compared to $2.29 billion at December 31, 2017, an increase of $214.1 million, or 9%. Since September 30, 2018, customer deposits have increased $20.1 million, or 1%.

▪
Investment assets under management amounted to $800.8 million at December 31, 2018, compared to $845.0 million at December 31, 2017, a decrease of $44.2 million, or 5%. Since September 30, 2018, investment assets under management have decreased $82.3 million, or 9%. The decrease in investment assets under management was primarily due to fluctuations in the financial markets.

▪
Total assets under management amounted to $3.85 billion at December 31, 2018, compared to $3.75 billion at December 31, 2017, an increase of $102.7 million, or 3%. Since September 30, 2018, total assets under management have decreased $11.2 million, or 0.3%.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 117 consecutive profitable quarters. The Company is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, electronic banking options, and insurance services. The Company also provides a range of investment advisory, wealth management and trust services delivered via two channels, Enterprise Wealth Management and Enterprise Wealth Services. The Company's headquarters and Enterprise Bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Greater Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire (Southern Hillsborough and Rockingham counties). Enterprise Bank has 24 full-service branches located in the Massachusetts communities of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua, Pelham, Salem and Windham.

This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by references to a future period or periods or by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," "plan," and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, the receipt of required regulatory approvals, and changes in tax laws including, among other risks, potential future tax rate changes, and the risk that costs associated with the 2017 Tax Act and changes to the deferred tax assets and liabilities may be greater than expected. For more information about these factors, please see our reports filed with or furnished to the Securities and Exchange Commission (the "SEC"),

including our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Any forward-looking statements contained in this earnings release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands)	December 31, 2018	December 31, 2017
Assets
Cash and cash equivalents:
Cash and due from banks	$43,865	$40,310
Interest-earning deposits	19,255	14,496
Total cash and cash equivalents	63,120	54,806
Investment securities at fair value	432,921	405,206
Federal Home Loan Bank stock	5,357	5,215
Loans held for sale	701	208
Loans, less allowance for loan losses of $33,849 at December 31, 2018, and $32,915 at December 31, 2017	2,353,657	2,236,989
Premises and equipment, net	37,588	37,022
Accrued interest receivable	11,462	10,614
Deferred income taxes, net	11,747	10,751
Bank-owned life insurance	30,138	29,466
Prepaid income taxes	732	1,301
Prepaid expenses and other assets	11,279	20,330
Goodwill	5,656	5,656
Total assets	$2,964,358	$2,817,564
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Customer deposits	$2,507,999	$2,293,872
Brokered deposits	56,783	147,490
Total deposits	2,564,782	2,441,362
Borrowed funds	100,492	89,000
Subordinated debt	14,860	14,847
Accrued expenses and other liabilities	27,948	40,067
Accrued interest payable	979	478
Total liabilities	2,709,061	2,585,754
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value per share; 40,000,000 shares authorized; 11,708,218 shares issued and outstanding at December 31, 2018, and 11,609,853 shares issued and outstanding at December 31, 2017	117	116
Additional paid-in capital	91,281	88,205
Retained earnings	165,183	143,073
Accumulated other comprehensive (loss) income	(1,284)	416
Total stockholders' equity	255,297	231,810
Total liabilities and stockholders' equity	$2,964,358	$2,817,564

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2018	2017	2018	2017
Interest and dividend income:
Loans and loans held for sale	$29,304	$26,015	$111,090	$96,559
Investment securities	2,893	2,144	10,728	8,045
Other interest-earning assets	267	126	1,085	428
Total interest and dividend income	32,464	28,285	122,903	105,032
Interest expense:
Deposits	3,990	1,878	12,760	5,995
Borrowed funds	51	168	383	590
Subordinated debt	233	233	925	925
Total interest expense	4,274	2,279	14,068	7,510
Net interest income	28,190	26,006	108,835	97,522
Provision for loan losses	(400)	(200)	2,250	1,430
Net interest income after provision for loan losses	28,590	26,206	106,585	96,092
Non-interest income:
Investment advisory fees	1,410	1,346	5,624	5,149
Deposit and interchange fees	1,626	1,622	6,234	6,011
Income on bank-owned life insurance, net	167	174	672	701
Net (losses) gains on sales of investment securities	(2,917)	231	(2,950)	716
Gains on sales of loans	81	101	260	460
Other income	375	683	2,150	2,637
Total non-interest income	742	4,157	11,990	15,674
Non-interest expense:
Salaries and employee benefits	12,912	11,718	51,257	48,379
Occupancy and equipment expenses	2,222	2,083	8,526	7,960
Technology and telecommunications expenses	1,622	1,583	6,382	6,372
Advertising and public relations expenses	949	842	3,367	2,855
Audit, legal and other professional fees	364	507	1,725	1,565
Deposit insurance premiums	433	405	1,697	1,535
Supplies and postage expenses	255	273	989	999
Other operating expenses	1,891	1,727	6,935	6,480
Total non-interest expense	20,648	19,138	80,878	76,145
Income before income taxes	8,684	11,225	37,697	35,621
Provision for income taxes	2,184	8,505	8,816	16,228
Net income	$6,500	$2,720	$28,881	$19,393

Basic earnings per share	$0.56	$0.23	$2.47	$1.68
Diluted earnings per share	$0.55	$0.23	$2.46	$1.66

Basic weighted average common shares outstanding	11,703,337	11,602,188	11,679,520	11,568,430
Diluted weighted average common shares outstanding	11,763,444	11,685,151	11,750,462	11,651,763

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

	At or for the year ended	At or for the year ended
(Dollars in thousands, except per share data)	December 31, 2018	December 31, 2017

BALANCE SHEET AND OTHER DATA
Total assets	$2,964,358	$2,817,564
Loans serviced for others	89,232	89,059
Investment assets under management	800,751	844,977
Total assets under management	$3,854,341	$3,751,600

Book value per share	$21.80	$19.97
Dividends paid per common share	$0.58	$0.54
Total capital to risk weighted assets	11.77%	11.21%
Tier 1 capital to risk weighted assets	9.93%	9.34%
Tier 1 capital to average assets	8.56%	8.22%
Common equity tier 1 capital to risk weighted assets	9.93%	9.34%
Allowance for loan losses to total loans	1.42%	1.45%
Non-performing assets	$11,784	$9,032
Non-performing assets to total assets	0.40%	0.32%

INCOME STATEMENT DATA
Return on average total assets	1.00%	0.73%
Return on average stockholders' equity	12.15%	8.58%
Net interest margin (tax equivalent)	3.97%	3.97%